United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2009

SHUFFLE MASTER, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)
1106 Palms Airport Drive Las Vegas, Nevada (Address of Principal Executive Offices)	89119-3720 (Zip Code)
Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 10, 2009, Shuffle Master, Inc. (NASDAQ Global Select Market: SHFL) (either the “Company,” “we” or “our”), entered into a new employment agreement with its Senior Vice President and Chief Accounting Officer, Coreen Sawdon (the “Employment Agreement”).  The term of the Employment Agreement is from August 1, 2009 through July 31, 2011, subject to certain earlier termination provisions.  Under the Employment Agreement, Ms. Sawdon is being paid an annual base salary of $200,000 from August 1, 2009 through July 31, 2010, and then from August 1, 2010 through the end of the term, Ms. Sawdon will receive an annualized base salary of no less than $200,000, paid in the same intervals as other employees of the Company.  If employed through October 31, 2009, Ms. Sawdon is eligible to receive an executive bonus in accordance with the terms and conditions of the executive bonus program authorized by the Board of Directors of the Company for fiscal year 2009, with a target bonus of 50% of Ms. Sawdon’s base salary.  Thereafter, Ms. Sawdon will be eligible to participate in an executive bonus program and/or in an individual performance bonus program that applies to all of the other senior vice-president level employees of the Company as authorized by the Board, up to a target bonus of 50% of her base salary.

The Employment Agreement contains a non-competition provision, certain non-disclosure obligations and entitlement to severance payments under certain circumstances.  Ms. Sawdon’s Employment Agreement is included herein as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

 (d) Exhibits

10.1	Employment Agreement, by and between Shuffle Master, Inc. and Coreen Sawdon.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date: August 14, 2009

 /s/ Timothy J. Parrott
Timothy J. Parrott
Chairman of the Board and Chief Executive Officer